EX — 99.A4.27gv

Exhibit 27(g)(v)

Reinsurance Treaty Dated April 1, 1999 with Business Men’s Assurance
Company of America and Amendments Thereto

FACULTATIVE TREATY
TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE

I	BASIS OF REINSURANCE	1
II	LIABILITY	2
III	ADMINISTRATIVE REPORTING	2
IV	PLANS OF REINSURANCE	6
V	REINSURANCE PREMIUMS	6
VI	PREMIUM ACCOUNTING	7
VII	OVERSIGHTS	9
VIII	REDUCTIONS, TERMINATIONS AND CHANGES	9
IX	INCREASE IN RETENTION AND RECAPTURES	11
X	REINSTATEMENTS, EXCHANGES, ETC	12
XI	EXPENSE OF ORIGINAL POLICY	13
XII	CLAIMS	13
XIII	TAX CREDITS	16
XIV	DAC TAX	16
XV	INSPECTION OF RECORDS	17
XVI	INSOLVENCY	17
XVII	ARBITRATION	18
XVIII	PARTIES TO AGREEMENT	19
XIX	ENTIRE CONTRACT	19
XX	TERMINATION OF AGREEMENT	19

SCHEDULE	DESCRIPTION

A	SPECIFICATIONS
B	BENEFITS AND NAR CALCULATIONS
C	ADDITIONAL INFORMATION AND EXCEPTIONS

EXHIBIT	DESCRIPTION

I	RETENTION LIMITS
IA	UNDERWRITING GUIDELINES
II	REINSURANCE PREMIUMS
IIA	POLICY FEES, FLAT EXTRAS, SUBSTANDARD PREMIUMS
IIB	PERCENTAGES OF PREMIUM (YRT)
III	COMMISSIONS AND ALLOWANCES (COINSURANCE)

REINSURANCE AGREEMENT

Reinsurance under this agreement must be individual insurance. The CEDING COMPANY may reinsure the life insurance and waiver of premium for the plan(s) as stated in Schedule A. The benefits covered and the net amount at risk calculation shall be described in Schedule B.

ARTICLE I BASIS OF REINSURANCE	1.	REQUIREMENTS FOR FACULTATIVE REINSURANCE

		A.	An application for facultative reinsurance may include life insurance with or without either disability waiver of premium or accidental death or both. Supplemental benefits without life are excluded from this agreement.

		B.	Copies of all underwriting papers relating to the insurability of the individual risk must be sent to BMA for facultative reinsurance. After BMA has examined the underwriting papers, BMA will promptly notify the CEDING COMPANY of the underwriting offer subject to additional requirements, the final underwriting offer or declination. Any final underwriting offer on the individual risk will automatically terminate upon the earliest of:

			1)	The date BMA receives notice of a withdrawal/cancellation by the CEDING COMPANY,

			2)	120 days after the date on which the offer was made, or

			3)	The date specified in BMA’s approval to extend the offer.

		C.	The minimum amount of insurance to be ceded shall be as stated in Schedule A.

ARTICLE II LIABILITY	1.	Except for additional coverage pertaining to conditional receipt as described in Schedule C, BMA’s
		liability for facultative reinsurance on individual risks shall not begin unless and until the CEDING COMPANY has accepted BMA’s final and unconditional written offer on the application for facultative reinsurance.

	2.	BMA’s liability for reinsurance on individual risks shall terminate when the CEDING COMPANY’s liability terminates.

	3.	As long as the original policy remains in full force, all paid-up additions, COLA’s, GIR’s, and accumulated dividends shall be the liability of the CEDING COMPANY unless specifically included in Schedule A of this agreement.

	4.	In no event shall reinsurance under this Agreement be in force unless the insurance issued directly by the CEDING COMPANY is in force and is issued and delivered in a jurisdiction in which the CEDING COMPANY is properly licensed.

	5.	The payment of reinsurance premiums in accordance with this Agreement shall be a condition precedent to the liability of BMA under reinsurance covered by this Agreement.

ARTICLE III ADMINISTRATIVE REPORTING	1.	SELF-ADMINISTERED BUSINESS

		Promptly after liability for insurance has begun on an individual risk, the CEDING COMPANY shall have the responsibility of maintaining adequate records for the administration of the reinsurance amount and shall furnish BMA with monthly reports, in substantial conformity with the following:

A.	MONTHLY NEW BUSINESS REPORT

For new business, the CEDING COMPANY must identify the reinsurance agreement and provide information adequate for BMA to establish reserves, check retention limits, and verify premium calculation.

	1)	policy number
	2)	full name of insured
	3)	date of birth
	4)	sex
	5)	issue age
	6)	policy date
	7)	underwriting classification
	8)	plan of insurance/code
	9)	amount issued
	10)	amount ceded
	11)	automatic/facultative indicator
	12)	state of residence
	13)	table rating
	14)	flat extra (amount + number of years)
	15)	death benefit option (UL products)
	16)	current net amount at risk
	17)	transaction code
	18)	riders (if applicable)

B.	MONTHLY CONVERSION REPORT

The CEDING COMPANY shall furnish BMA with a separate listing of reinsurance policies that are conversions or replacements from policies previously reinsured with BMA to the plan(s) as stated in Schedule A. The listing should provide the following information:

	1)	1 through 18 in 1.A above
	2)	original policy date
	3)	original policy number
	4)	attained age
	5)	duration
	6)	effective date if other than policy date

C.	MONTHLY PREMIUM REPORT

At the end of each month the CEDING COMPANY shall send to BMA a listing of all reinsurance policies issued or renewing during the past month accompanied by the reinsurance premiums for such policies. The listing should be segregated into first year issues and renewals and should provide the following information:

	1)	1 through 18 in 1.A above

	2)	On Yearly Renewable Term treaties the net reinsurance premium due for each reinsured policy with the premium for life and each supplemental benefit separated.

	3)	On Coinsurance treaties the gross reinsurance premium, commissions, net reinsurance premium and other amounts (e.g. dividends, cash surrender values) with premium separated for life and each supplemental benefit.

All monthly lists shall be submitted to BMA no later than the 20th day of the following month.

D.	MONTHLY CHANGE REPORT

The CEDING COMPANY shall report the details of all policy terminations and changes on the reinsured policies. In addition to the data indicated in 1.A above, the report should provide information about the nature, the effective date, and the financial result of the change with respect to reinsurance. For changes, the CEDING COMPANY shall identify the reinsurance agreement and provide information adequate for BMA to establish reserves, check retention limits, and verify premium calculation.

E.	MONTHLY POLICY EXHIBIT REPORT

The CEDING COMPANY shall provide a summary of new issues, terminations, recaptures, changes, death claims and reinstatements during the month and the inforce reinsurance at the end of the month.

F.	QUARTERLY REPORTING

	1)	Within ten (10) days following the end of the quarter, the CEDING COMPANY shall provide BMA with Premiums Due and Unpaid and Commissions Due and Unpaid. This report may be in summary form reporting totals by line of business with separate totals for first year and renewals.

	2)	Within ten (10) days following the end of the quarter, the CEDING COMPANY shall provide BMA with totals for the reserve liability including statutory reserves by valuation basis segregated by Yearly Renewable Term and Coinsurance.

G.	ANNUAL INFORCE LISTING

Within ten (10) days after the close of the year, the CEDING COMPANY shall furnish BMA a listing of reinsurance in force by policy, by year of issue, segregated by Yearly Renewable Term and Coinsurance and include statutory reserves for the same.

H.	CLAIMS

Claims shall be reported as incurred on an individual basis.

I.	CHANGE IN REPORTING FORMAT

If the CEDING COMPANY chooses to report its reinsurance transaction via electronic media, the CEDING COMPANY shall consult with BMA to determine the appropriate reporting format. Once determined, the CEDING COMPANY shall communicate any change in the data format or code structure to BMA prior to the use of such changes in the reports to BMA.

	2.	INDIVIDUAL CESSION BUSINESS

		Promptly after liability for reinsurance has begun on the individual risk the CEDING COMPANY shall send BMA a “Reinsurance Application/Cession”. Based on the information on the “Reinsurance Application/Cession”, BMA will prepare and send the CEDING COMPANY a “Reinsurance Cession Card”. When reinsurance is amended or changed, the CEDING COMPANY shall send BMA a “Notification of Change in Policy Reinsured”

ARTICLE IV PLANS OF REINSURANCE	1.	Life reinsurance shall be ceded on the basis stated in Schedule A.

	2.	Copies of all life insurance policies, riders, rate manuals, benefit forms, commuted value tables and cash value tables shall be provided by the CEDING COMPANY to BMA, and BMA shall be promptly notified of any changes therein.

ARTICLE V REINSURANCE PREMIUMS	1.	Life Reinsurance Premiums are payable annually in advance unless specified differently on Exhibit II

		A.	Life Reinsurance Premiums Paid on a Coinsurance Basis (if applicable)

			The CEDING COMPANY shall pay the current annual premiums as shown in Exhibit II based on the amount of life insurance reinsured, less the allowance stated in Exhibit III. In addition, the CEDING COMPANY shall pay any substandard table extra and flat extra premiums as outlined in Exhibit IIA, but shall exclude the policy fee. In the event the current premium is changed, BMA shall be notified by the CEDING COMPANY immediately.

		B.	Life Reinsurance Premiums on a Yearly Renewable Term Basis (if applicable)

			The life reinsurance premium on the net amount at risk shall be based on rates shown in Exhibit II.

The reinsurance premiums are not guaranteed. For those premiums less than the valuation net premium based on the 1980 CSO Table at 3% interest, only the latter premiums shall be guaranteed. Should BMA increase the reinsurance premiums to the valuation net premium based on the 1980 CSO Table at 3% interest, then the CEDING COMPANY shall have the right to immediately recapture any business affected by that change.

ARTICLE VI PREMIUM ACCOUNTING	1.	PAYMENT OF REINSURANCE PREMIUM

		A.	The reinsurance premiums shall be paid to BMA using the rates shown in Exhibit II and IIA, and applying the allowances (Exhibit III) or, percentages of premium (Exhibit IIB), when applicable

		B.	On issues ceded by individual cessions BMA shall send the CEDING COMPANY each month two copies of a statement listing first year and renewal reinsurance premiums less refunds and allowances which are due during the current month.

		C.	On self-administered business the CEDING COMPANY shall provide the statement to BMA using the format described in Article III, Self-Administered Business.

		D.	If a net reinsurance premium balance is payable to BMA the CEDING COMPANY shall pay this balance within forty-five (45) days after the close of that month. If the full balance is not received within the forty-five (45) day period, the reinsurance premiums for reinsurance risks listed on the statement, for which payment was not received, shall be delinquent and the liability of BMA shall cease as of the date reinsurance premium were due.

		E.	If a net reinsurance premium balance is payable to the CEDING COMPANY, BMA shall pay this net balance within forty-five (45) days after the monthly statement was sent to the CEDING COMPANY. If the monthly statement has not been returned within forty-five (45) days, BMA shall assume the CEDING COMPANY has verified and is in agreement with the net balance and shall make payment to the CEDING COMPANY.

	2.	INTEREST ON DELINQUENT PAYMENTS

If the CEDING COMPANY is more than 90 days in arrears in remitting premiums to BMA, such premiums will be considered delinquent and interest will be added to the amount to be remitted. Interest will be calculated from (i) the time the premiums are due BMA to (ii) the date the CEDING COMPANY pays the premium to BMA. The rate of interest charged will be equal to the rate listed in the Federal Reserve Statistical Release, as promulgated by the Board of Governors of the Federal Reserve System, for the monthly average of Corporate bonds, Moody’s seasoned Aaa (the “Interest Rate”).

	3.	CURRENCY

The reinsurance premiums and benefits payable under this Agreement shall be payable in the lawful money of the United States.

ARTICLE VII OVERSIGHTS		If there is an unintentional oversight or clerical error in the administration of this Agreement by either the CEDING COMPANY or BMA, it can be corrected provided the correction takes place promptly after the time the oversight or clerical error is first discovered. In that event, the CEDING COMPANY and BMA will be restored to the position they would have occupied had such oversight or clerical error not occurred.

ARTICLE VIII REDUCTIONS, TERMINATIONS AND CHANGES	1.	A.	If in accordance with policy provisions the original policy is converted to permanent life insurance, the life risk under the converted policy which exceeds the amount of risk originally retained by the CEDING COMPANY shall continue to be reinsured with BMA.

		B.	If there is a replacement where full underwriting evidence is not required according to the CEDING COMPANY regular underwriting rules, the life risk which exceeds the amount of risk originally retained by the CEDING COMPANY shall continue to be reinsured with BMA.

		C.	If there is a replacement where full underwriting evidence is required by the CEDING COMPANY, reinsurance may be ceded to BMA subject to a written agreement between BMA and the CEDING COMPANY.

	2.	If the amount of insurance under a policy or rider reinsured under this Agreement increases and

		A.	The increase is subject to new underwriting evidence, the provisions of Article I shall apply to the increase in reinsurance.

		B.	The increase is not subject to new underwriting evidence, BMA shall accept automatically the increase in reinsurance but not to exceed the automatic binding limit as stated in Schedule A

	3.	If the amount of insurance under a policy or rider reinsured under this Agreement is increased or reduced, any increase or reduction in reinsurance for the risk involved shall be effective on the effective date of the increase or reduction in the amount of insurance.

	4.	If any portion of the prior insurance retained by the CEDING COMPANY on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life shall also be reduced or terminated. The CEDING COMPANY shall reduce its reinsurance by applying the retention limits which were in effect at the time the policy was issued. The “reinsurance adjustment due to lapse or reduction of previous insurance” shall be effective on the same date as the lapse or reduction of prior insurance. The reinsurance to be terminated or reduced shall be determined in chronological order by the date the risk was first reinsured. Two or more policies issued the same date shall be considered one policy.

	5.	If the insurance for a risk is shared by more than one reinsurer, BMA’s percentage of the increased or reduced reinsurance shall be the same as BMA’s percentage of initial reinsurance of the individual risk.

	6.	If a risk reinsured under this Agreement is terminated, the reinsurance for that risk shall be terminated as of the effective date of the termination.

	7.	For facultative reinsurance, if the CEDING COMPANY reduces the mortality rating, the reduction shall be subject to the facultative provisions of this Agreement as stated in Article I, Section 2.

	8.	BMA shall refund all unearned reinsurance premiums not including policy fees, less applicable allowances, arising from reductions, terminations and changes as described in this Article.

ARTICLE IX INCREASE IN RETENTION AND RECAPTURES	1.	If the CEDING COMPANY changes its retention limits, as listed in Exhibit I, prompt written notice of the change shall be provided to BMA.

2.	The CEDING COMPANY shall have the option of recapturing the reinsurance under this Agreement in the event the CEDING COMPANY increases its retention limit and the policies have been in force the required length of time as stated in Schedule A. The CEDING COMPANY may exercise its option to recapture by giving written notice to BMA within ninety (90) days after the effective date of the increase in retention. If the recapture option is not exercised within ninety days (90) days after the effective date of the increase in retention the CEDING COMPANY may choose to recapture at a later date. In that case, the date of the written notification to BMA shall determine the effective date the recapture program shall begin.

3.	If the CEDING COMPANY exercises its option to recapture, then:

	A.	The CEDING COMPANY shall reduce the reinsurance on all individual risks on which it retained its maximum retention for the age and mortality rating that was in effect at the time the reinsurance was ceded.

	B.	The CEDING COMPANY shall increase its total amount of retained insurance on the individual risk up to its new retention limit by reducing the amount of reinsurance. If an individual risk is shared by more than one reinsurer, BMA’s percentage of the reduced reinsurance shall be the same as BMA’s initial percentage of reinsurance on the individual risk.

	C.	The reduction of reinsurance shall become effective on the later of the following dates:

		1)	The policy anniversary date immediately following the date the recapture program is to begin as determined by paragraph 2. of this Article;

		2)	The number of years stated in Schedule A starting with the “policy date.”

		D.	In the event the CEDING COMPANY overlooks any reduction in the amount of a reinsurance policy because of an increase in the CEDING COMPANY’s retention, the acceptance by BMA of reinsurance premiums under these circumstances shall not constitute a liability on the part of BMA for such reinsurance. BMA shall be liable only for a refund of premiums.

		E.	Once a recapture is initiated by the CEDING COMPANY, the recapture will continue year after year until all eligible policies are recaptured. Should a claim occur before an eligible policy has been processed, BMA shall deduct from the claim payment the amount the CEDING COMPANY should have recaptured.

	4.	No recapture shall be permitted for reinsurance on an individual risk if (a) the CEDING COMPANY retained less than its maximum retention for the age and mortality rating in effect at the time the reinsurance was ceded to BMA, or if (b) the CEDING COMPANY did not retain any of the individual risk.

ARTICLE X REINSTATEMENTS EXCHANGES EXTENDED TERM REDUCED PAID UP		If a policy reinsured under this Agreement lapses for nonpayment of premium or is continued on the
Reduced Paid-up or Extended Term Insurance basis, and is reinstated in accordance with the terms of the policy and the CEDING COMPANY’s rules, the reinsurance on such policy shall automatically be reinstated by BMA upon notification of such reinstatement. The CEDING COMPANY shall pay BMA all back reinsurance premiums.

Exchanges, term conversions or other changes in the insurance reinsured with BMA, where not fully underwritten as a new issue, will continue to be reinsured with BMA. When these changes are fully underwritten, the policy will be handled the same as issuance of a new policy.

Exchanges will be reinsured only if the original policy was reinsured with BMA; the amount of reinsurance will not exceed the amount of reinsurance on the original policy immediately prior to the exchange. If the business is subsequently exchanged to any plan reinsured by BMA, then such business will be reinsured at the rates shown in the treaty covering the new plan. Rates and allowances applicable to the new plan will be determined at point-in-scale based on the original policy that is being exchanged. If the business is subsequently exchanged to a plan that is not reinsured with BMA under a specific treaty, then such business shall be reinsured at an agreed upon YRT rate.

	Changes as a result of extended term or reduced paid-up insurance will be handled life reductions.

ARTICLE XI EXPENSE OF ORIGINAL POLICY	The CEDING COMPANY shall bear the expense of all medical examinations, inspection fees, and other
	charges in connection with the issuance of the insurance.

ARTICLE XII
CLAIMS	1.	The CEDING COMPANY shall give BMA written notice within twenty (20) days of submission to the CEDING COMPANY of any claim on a policy reinsured under this Agreement, and written notice within ten (10) days of the service of process upon the CEDING COMPANY in connection with any litigation involving such claim. Copies of the proofs obtained by the CEDING COMPANY together with a statement showing the amount due or paid on such claim by the CEDING COMPANY shall be furnished to BMA at the time payment is requested.

2.	BMA shall accept the decision of the CEDING COMPANY in payment of the CEDING COMPANY’s contractual liability for the claim and shall pay its portion to the CEDING COMPANY upon receipt of proof that the CEDING COMPANY has paid the claimant. It is agreed that if a lesser amount at risk is retained by the CEDING COMPANY than the amount ceded to BMA, the CEDING COMPANY shall consult with BMA concerning its investigation and/or payment of the claim. However, such consultation shall not impair the CEDING COMPANY’s freedom to determine its course of action on the claim, and the final decision shall be that of the CEDING COMPANY. In reaching its decision, the CEDING COMPANY shall act with good faith and in accord with its standard practices applicable to all claims, whether reinsured or not.

3.	The CEDING COMPANY shall notify BMA within ten (10) days from the date of the CEDING COMPANY’s decision to contest, compromise, or litigate a claim involving reinsurance. Unless BMA declines to be a party to such action, BMA shall pay its share of the settlement payment, up to the maximum reinsurance that would have been payable by BMA under the specific policy had there been no controversy, plus its share of specific “Claim Expenses” therein involved, except as specified below. If BMA declines to be a party to the contest, compromise, or litigation BMA shall discharge all of its liability to the CEDING COMPANY by paying the full amount reinsured under this Agreement to the CEDING COMPANY. “Claim expenses” shall be deemed to mean only the reasonable legal and investigative expenses connected with the litigation or settlement of contractual liability claims. “Claim expenses” shall not include expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds which the CEDING COMPANY admits are payable or any routine claim administrative expenses, including, but limited to, compensation of officers and employees of the CEDING COMPANY.

4.	In the event the amount of insurance provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of the insured, BMA shall share in the increase or reduction in the proportion that the net liability of BMA bore to the sum of the retained net liability of the CEDING COMPANY and the net liability of other reinsurers immediately prior to such increase or reduction. The reinsurance with BMA shall be written from commencement on the basis of the adjusted amounts using premiums and reserves at the correct ages and sex. The adjustment for the difference in premiums shall be made without interest.

5.	It is understood and agreed that the payment of a death claim by BMA shall be made in one sum regardless of the mode of settlement under the policy of the CEDING COMPANY.

6.	In no event shall BMA have any liability for any extra-contractual damages, including, but not limited to, punitive, exemplary, compensatory and consequential damages which are assessed against the CEDING COMPANY, whether by judgment, settlement or otherwise, as a result of acts, omissions or course of conduct of the CEDING COMPANY or its agents. It is recognized that special circumstances may arise which indicate that to the extent permitted by law, BMA should participate in certain assessed damages. These circumstances are not subject to prior identification or definition. However, the CEDING COMPANY and BMA agree the circumstances do not include any circumstance where BMA did not give the CEDING COMPANY written directions in advance, designated as such, instructing the CEDING COMPANY to engage in the act, omission or course of conduct which ultimately results in the assessment of such damages. Consultations with the CEDING COMPANY pursuant to paragraph 2 of this Article shall not be considered “written directions” as used herein. The extent of such participation in such damages by BMA will be determined based upon a good faith assessment of culpability, but shall not exceed the ration of BMA’s net liability for policy benefits under this Agreement to the net liability of the CEDING COMPANY and any other reinsurers.

	7.	If a claim is approved for disability waiver of premium insurance reinsured under this Agreement, the CEDING COMPANY shall continue to pay reinsurance premiums to BMA. BMA shall reimburse the CEDING COMPANY BMA’s share of the annual liability.

ARTICLE XIII TAX CREDITS	In jurisdictions which impose premium taxes on the CEDING COMPANY without deduction for reinsurance,
BMA shall reimburse the CEDING COMPANY for taxes paid on the amount of the reinsurance premiums on the basis shown in Schedule A, unless BMA itself is required to pay a direct tax on such reinsurance premiums.

ARTICLE XIV DEFERRED ACQUISITION
COSTS TAX	The CEDING COMPANY and BMA elect under Regulation 1.848-2(g) (8) to compute “specified policy acquisition expense”, as defined in section 848(c) of the Internal Revenue Code, in the following manner:

The party with net positive consideration as determined under Reg. 1.848-2(f) and Reg. 1.848-3 shall compute specified policy acquisition expenses without regard to the general deductions limitation of section 848(c)(1) for each taxable year.

The parties will exchange information pertaining to the aggregate amount of net consideration as determined under Regs. 1.848-2(f) and 1.848-3, for all reinsurance agreements in force between them, to insure consistency for the purposes of computing specified policy acquisition expenses. BMA shall provide the CEDING COMPANY with the amount of such net consideration for each taxable year no later than May 1 following the end of such year. The CEDING COMPANY shall advise BMA if it disagrees with the amounts provided, and the parties agree to amicably resolve any difference. The amounts provided by BMA shall be presumed correct if it does not receive a response from the CEDING COMPANY by May 31.

BMA represents and warrants that it is subject to U.S. taxation under Subchapter L of the Internal Revenue Code.

ARTICLE XV INSPECTION OF RECORDS	BMA shall have the right, at any reasonable time, to inspect at the office of the CEDING COMPANY, all books and documents which relate to reinsurance under this Agreement.

ARTICLE XVI INSOLVENCY	1.	In the event of insolvency of the CEDING COMPANY, all reinsurance shall be payable by BMA directly to the CEDING COMPANY or its liquidator, receiver, or statutory successor, on the basis of the liability of the CEDING COMPANY under the policy or policies reinsured, without diminution because of the insolvency of the CEDING COMPANY.

	2.	It is agreed that the liquidator, receiver, or statutory successor of the insolvent CEDING COMPANY shall give written notice to BMA of the pending of a claim against the insolvent CEDING COMPANY on any policy reinsured within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of any such claim BMA may investigate such claim and interpose, in the proceeding where such claim is to be adjudicated, any defense or defenses which BMA may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor. The expense thus incurred by BMA shall be chargeable, subject to court approval, against the insolvent CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by BMA.

	3.	Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expenses had been incurred by the CEDING COMPANY.

	4.	Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the CEDING COMPANY or BMA with respect to this agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

ARTICLE XVII
ARBITRATION	1.	It is the intention of the CEDING COMPANY and BMA that the customs and practices of the insurance and reinsurance industry shall be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. However, if BMA and the CEDING COMPANY cannot mutually resolve a dispute or claim which arises out of or relates to this agreement, the dispute or claim shall be settled through arbitration.

	2.	The arbitrators shall be impartial regarding the dispute, and shall base their decision on the terms and conditions of this agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry.

	3.	There shall be three arbitrators who must be officers of life insurance companies other than the parties to this agreement or their subsidiaries. Each of the parties to this agreement shall appoint one of the arbitrators and these two arbitrators shall select the third. If a party to this agreement fails to appoint an arbitrator within thirty (30) days after the other party to this agreement has given notice of the arbitrator appointment, the American Arbitration Association shall appoint an arbitrator for the party to this Agreement that has failed to do so. Should the two arbitrators be unable to agree on the choice of the third, then the appointment of this arbitrator is left to the American Arbitration Association.

	4.	Except for the appointment of arbitrators in accordance with the provisions of Section 3 of this Article, arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which are in effect on the date of delivery of demand for arbitration. Arbitration shall be conducted in Kansas City, Missouri.

	5.	Each party to this agreement shall pay part of the arbitration expenses which are apportioned to it by the arbitrators.

	6.	The award agreed by the arbitrators shall be final, and judgment may be entered upon it in any court having jurisdiction.

ARTICLE XVIII PARTIES TO
AGREEMENT	This is an Agreement for indemnity reinsurance solely between the CEDING COMPANY and BMA. The acceptance of reinsurance under this Agreement shall not create any right or legal relation whatever between BMA and the insured, owner, or any other party to or under any policy reinsured under this Agreement.

ARTICLE XIX ENTIRE
CONTRACT	1.	This agreement shall constitute the entire agreement between the parties with respect to business being reinsured hereunder and that there are no understandings between the parties other than those expressed in this agreement.

	2.	Any change or modification to this agreement shall be null and void unless made by addendum to this agreement signed by both parties.

ARTICLE XX TERMINATION
OF
AGREEMENT	1.	This Agreement may be terminated at any time by either party giving at least ninety (90) days written notice of termination. The day the notice is deposited in the mail addressed to the Home Office, or to an Officer of either company, shall be the first day of the ninety-day (90) period.

	2.	The CEDING COMPANY shall continue to cede reinsurance and BMA shall continue to accept reinsurance, as provided for by the terms of this Agreement, until the date of termination.

	3.	All automatic reinsurance which became effective prior to the termination of this Agreement and all facultative reinsurance approved by BMA based upon applications received prior to termination of this Agreement shall remain in effect until its termination or expiration, unless the CEDING COMPANY and BMA mutually decide otherwise.

IN WITNESS WHEREOF, this agreement shall be effective with policies dated 12:01 A.M. April 1, 1999 and is hereby executed in duplicate between

LIFE INVESTORS INSURANCE COMPANY OF AMERICA
Cedar Rapids, Iowa

referred to as the CEDING COMPANY

and

BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA
Kansas City, Missouri

referred to as BMA,

and duly signed by both parties’ respective officers as follows:

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

CEDING COMPANY

signature	title

signature	title

date

BMA

Senior Vice President/Reinsurance

signature	title

Vice President Reinsurance Actuary

signature	title

date

EXHIBIT I

RETENTION SCHEDULE

CEDING COMPANY: LIFE INVESTORS INSURANCE COMPANY OF AMERICA

CEDING COMPANY’S MAXIMUM LIMITS OF RETENTION — MALE AND FEMALE

EFFECTIVE WITH POLICIES DATED: APRIL 1, 1999
THE CEDING COMPANY SHALL RETAIN 10% OF EACH POLICY UP TO THE FOLLOWING :

LIFE RETENTION

Issue	Standard	Substandard	Substandard	Substandard
Ages	Thru Table 8	Table 9 – Table 12	Table 13 – Table 16	Over Table 16

0-70	$500,000	$200,000	$100,000	-0-
71-75	$150,000	$100,000	$50,000	-0-
76-80	$75,000	-0-	-0-	-0-
81+	-0-	-0-	-0-	-0-

DISABILITY

Is your Disability (Waiver of Premium, Waiver of Monthly Deduction) retention the same as Life? Yes If not, explain.

Do you have a separate retention for Payor Benefit issued in connection with children’s policies, based on commuted amount of premium?     If so, what is the commuted amount retention?

ACCIDENTAL DEATH (ADB)

ADB not applicable on this product

Does your ADB retention apply to any ADB rate classification assigned?

Is ADB retention in addition to Life Amount above?

AMENDMENT II

to the Facultative Umbrella Agreement

dated April 1, 1999

between

LIFE INVESTORS INSURANCE COMPANY OF AMERICA
Cedar Rapids, Iowa
(hereinafter called the CEDING COMPANY)

and

BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA
Kansas City, Missouri
(hereinafter called the BMA)

IN WITNESS WHEREOF, this agreement shall be effective with policies dated April 1, 2001, and is hereby executed in duplicate between the parties addressed in this Amendment and duly signed by both parties’ respective officers as follows:

CEDING COMPANY

signature	title

signature	title

date

BMA

Senior Vice President/Reinsurance

signature	title

Vice President Reinsurance Actuary

signature	title

date

EXHIBIT I

RETENTION SCHEDULE

CEDING COMPANY: LIFE INVESTORS INSURANCE COMPANY OF AMERICA

CEDING COMPANY’S MAXIMUM LIMITS OF RETENTION — MALE AND FEMALE

EFFECTIVE WITH POLICIES DATED: APRIL 1, 1999

LIFE RETENTION

Issue	Standard	Substandard	Substandard	Substandard
Ages	Thru Table 8	Table 9 – Table 12	Table 13 – Table 16	Over Table 16

0-70	$500,000	$200,000	$100,000	-0-
71-75	$150,000	$100,000	$50,000	-0-
76-80	$75,000	-0-	-0-	-0-
81+	-0-	-0-	-0-	-0-

DISABILITY

Is your Disability (Waiver of Premium, Waiver of Monthly Deduction) retention the same as Life? Yes If not, explain.

Do you have a separate retention for Payor Benefit issued in connection with children’s policies, based on commuted amount of premium?     If so, what is the commuted amount retention?

ACCIDENTAL DEATH (ADB)

ADB not reinsured

Does your ADB retention apply to any ADB rate classification assigned?

Is ADB retention in addition to Life Amount above?